Exhibit 99.1

2007-6
Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

Cameron first quarter earnings per share $0.88 vs. $0.47 last year

•	Orders continue to be strong, backlog reaches another new high
•	Guidance for full-year 2007 earnings raised

HOUSTON (April 27, 2007) -- Cameron (NYSE: CAM) reported net income of $101.0 million, or $0.88 per diluted share, for the quarter ended March 31, 2007, compared with net income of $56.0 million, or $0.47 per diluted share, for the first quarter of 2006. The first quarter 2006 results included after-tax acquisition integration charges of approximately $6.5 million, or $0.05 per diluted share.
Revenues up 20 percent from year ago, income before taxes up 80 percent
Revenues were $997.0 million for the quarter, up 20 percent from 2006’s $829.7 million, and income before income taxes was $155.4 million, up 80 percent from $86.2 million a year ago. Cameron Chairman and Chief Executive Officer Sheldon R. Erikson said that the year-over-year increase in revenues was driven by gains across the business lines in the Drilling & Production Systems (DPS) group, particularly in drilling, which nearly doubled from a year ago. Revenues for both the Valves & Measurement (V&M) group and the Compression Systems (CS) division were essentially even with the first quarter of 2006. The significant increase in income before income taxes in the quarter was driven by incremental revenues at DPS, as well as margin expansion across all of the product lines in the V&M group.
Orders exceed revenues for tenth consecutive quarter
Total orders were $1.25 billion for the quarter and were greater than revenues for the tenth consecutive quarter, dating back to the fourth quarter of 2004. Orders were down from the first quarter of a year ago, due primarily to a decline in orders in the drilling segment of the DPS group. “The first quarter of 2006 was the highest single orders quarter in our history, with record bookings in the drilling business and in DPS in total,” Erikson said. “While we have probably seen the peak in equipment orders related to deepwater rig construction, 2007’s orders in the drilling business will likely be exceeded only by the record levels of 2006.” Erikson also noted that DPS’s surface business posted the highest level of orders in its history, and that the Company expects 2007 to be an active year for subsea orders. V&M’s orders were very near the record levels they posted in 2006’s first quarter, in spite of relative weakness in certain Canadian markets, and Compression Systems set a new record for orders.
As a result of the continued strong orders, the Company’s backlog increased from $3.53 billion at year-end 2006 to nearly $3.77 billion, another new record, as of the end of the first quarter. This represents an increase of more than 40 percent from the March 31, 2006 level of $2.69 billion.
Quarter’s operating cash flow reflects inventory needs related to expected sales growth
Cameron’s cash flow from operations was $36.8 million during the first quarter. Erikson said the sequential drop in cash flow from the levels of 2006’s fourth quarter reflects a decline in cash advances related to new rig construction orders and an increase in inventories to support Cameron’s anticipated sales growth. He noted that he expects the Company to internally fund its cash needs for the year, including the increased level of capital spending, as well as any acquisitions or stock repurchases.
Share buybacks continue, senior notes retired after quarter’s end
Cameron’s total debt, net of cash and short-term investments, at March 31, 2007 was $113.1 million, up from Cameron’s net cash position of approximately $81 million at December 31, 2006. The Company’s net debt-to-capitalization ratio at the quarter’s end was approximately 6.2 percent. Erikson said that Cameron repurchased approximately 2.8 million shares of its common stock during the quarter at an average price of $53.68 per share; he also noted that as of April 16, the Company used approximately $200.0 million of cash to retire its 2.65% Senior Notes due 2007.
Full-year earnings guidance raised
Erikson said that second quarter earnings are expected to be in the range of $0.90 to $0.95 per share, and that the Company now expects earnings per share for 2007 to be in the $3.85 to $4.00 range, up from the earlier guidance of $3.65 to $3.85. The updated full-year guidance is based, in part, on the Company’s expectation that energy markets will continue to be relatively healthy, and is dependent on Cameron’s ability to execute on the projects and orders in current backlog.
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future market strength, order levels and earnings of the Company (including second quarter and full year 2007 earnings per share estimates), as well as expectations regarding future cash flows and use of funds for capital spending, acquisitions and stock repurchases, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services. Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels based on these expectations.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Results of Operations
($ and shares in millions except per share data)

	Three Months Ended March 31,
	2007	2006
Revenues:
Drilling & Production Systems	$613.7	$435.3
Valves & Measurement	295.8	299.0
Compression Systems	87.5	95.4
Total revenues	997.0	829.7

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	693.9	585.0
Selling and administrative expenses	126.1	125.7
Depreciation and amortization	25.8	22.6
Interest income	(11.0)	(3.1)
Interest expense	6.8	3.3
Acquisition integration costs	--	10.0
Total costs and expenses	841.6	743.5

Income before income taxes	155.4	86.2
Income tax provision	(54.4)	(30.2)
Net income	$101.0	$56.0

Earnings per common share:
Basic	$0.91	$0.48
Diluted	$0.88	$0.47

Shares used in computing earnings per common share:
Basic	111.0	115.8
Diluted	115.1	118.3

EBITDA:
Drilling & Production Systems	$116.7	$88.4
Valves & Measurement	69.0	33.3 [1]
Compression Systems	10.6	12.9
Corporate and other	(19.3)	(25.6)
Total	$177.0	$109.0

[1]	Includes acquisition integration costs of $10.0 million.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets:
Cash and cash equivalents	$848.9	$1,033.5
Receivables, net	690.6	696.1
Inventories, net	1,167.1	1,009.4
Other	152.5	168.6
Total current assets	2,859.1	2,907.6

Plant and equipment, net	680.3	648.8
Goodwill	617.8	595.3
Other assets	215.0	199.0
Total Assets	$4,372.2	$4,350.7

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$216.3	$207.3
Accounts payable and accrued liabilities	1,398.1	1,364.7
Accrued income taxes	57.2	56.2
Total current liabilities	1,671.6	1,628.2

Long-term debt	745.7	745.4
Postretirement benefits other than pensions	20.5	20.8
Deferred income taxes	90.9	90.2
Other long-term liabilities	125.9	124.7
Total liabilities	2,654.6	2,609.3

Stockholders’ Equity:
Common stock, par value $.01 per share, 150,000,000 shares authorized, 116,170,863 shares issued at March 31, 2007 and December 31, 2006	1.2	1.2
Capital in excess of par value	1,136.0	1,140.8
Retained earnings	856.9	760.9
Accumulated other elements of comprehensive income	27.3	16.3
Less: Treasury stock, 6,129,691 shares at March 31, 2007 (3,881,236 shares at December 31, 2006)	(303.8)	(177.8)
Total stockholders’ equity	1,717.6	1,741.4

Total Liabilities and Stockholders’ Equity	$4,372.2	$4,350.7

Cameron
Unaudited Consolidated Statements Of Cash Flows
($ millions)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net income	$101.0	$56.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19.3	17.8
Amortization	6.5	4.8
Non-cash stock compensation expense	6.5	6.8
Non-cash write-off of assets associated with acquisition integration efforts	--	6.5
Tax benefit of employee benefit plan transactions, deferred income taxes and other	19.7	8.9
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	10.8	(26.8)
Inventories	(147.1)	(109.6)
Accounts payable and accrued liabilities	32.7	56.9
Other assets and liabilities, net	(12.6)	(17.7)
Net cash provided by operating activities	36.8	3.6

Cash flows from investing activities:
Capital expenditures	(53.0)	(30.1)
Acquisitions, net of cash acquired	(43.9)	(34.6)
Proceeds from sale of plant and equipment and other	1.7	1.7
Net cash used for investing activities	(95.2)	(63.0)

Cash flows from financing activities:
Loan borrowings (repayments), net	8.0	--
Purchase of treasury stock	(150.9)	(29.7)
Proceeds from stock option exercises	9.2	11.6
Excess tax benefits from stock compensation plans	5.1	--
Principal payments on capital leases	(1.0)	(1.3)
Net cash used for financing activities	(129.6)	(19.4)

Effect of translation on cash	3.4	2.3

Decrease in cash and cash equivalents	(184.6)	(76.5)

Cash and cash equivalents, beginning of period	1,033.5	362.0

Cash and cash equivalents, end of period	$848.9	$285.5

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended March 31,
	2007	2006

Drilling & Production Systems	$729.4	$846.8
Valves & Measurement	354.7	360.4
Compression Systems	167.1	128.0
Total	$1,251.2	$1,335.2

Backlog

	March 31, 2007	December 31, 2006	March 31, 2006

Drilling & Production Systems	$2,771.0	$2,661.3	$1,899.6
Valves & Measurement	670.5	620.8	576.1
Compression Systems	327.1	248.9	214.1
Total	$3,768.6	$3,531.0	$2,689.8

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended March 31, 2007
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$103.4	$61.8	$7.3	$(17.1)	$155.4
Depreciation & amortization	13.3	7.2	3.3	2.0	25.8
Interest income	--	--	--	(11.0)	(11.0)
Interest expense	--	--	--	6.8	6.8

EBITDA	$116.7	$69.0	$10.6	$(19.3)	$177.0

	Three Months Ended March 31, 2006
	Drilling & Production Systems	Valves & Measurement		Compression Systems	Corporate	Total

Income (loss) before income taxes	$77.1	$25.8	[1]	$9.7	$(26.4)	$86.2
Depreciation & amortization	11.3	7.5		3.2	0.6	22.6
Interest income	--	--		--	(3.1)	(3.1)
Interest expense	--	--		--	3.3	3.3

EBITDA	$88.4	$33.3		$12.9	$(25.6)	$109.0

[1]	Includes acquisition integration costs of $10.0 million.